Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2012 Equity Incentive Plan, 2024 Equity Incentive Plan, and 2024 Employee Stock Purchase Plan of Contineum Therapeutics, Inc. of our report dated February 15, 2024 (except for the last paragraph of Note 2, as to which the date is April 1, 2024), with respect to the financial statements of Contineum Therapeutics, Inc. included in its Registration Statement (Form S-1 No. 333-278003), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
April 9, 2024